                                              BLACKROCK Muni NY Intermediate Duration, Inc.

           FILE #811-21346

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/9/2006	TRIBOROUGH BRDG & TUNI	200,000,000	1,000,000

UBS Securities LLC, Bear Stearns & Co. Inc., Citigroup Global Markets Inc.,  J.P. Morgan Securities Inc.,  Lehman Brothers Inc., A.G. Edwards & Sons Inc., Banc of America Securities LLC, First Albany Capital Inc., Loop Capital,  Merrill Lynch & Co.,  Morgan Stanley,

M.R. Beal & Company,  Ramirez & Co. Inc.,  Raymond James & Associates, RBC Capital Markets, Roosevelt & Cross, Inc., Siebert Brandford Shank & Co., Wachovia Bank, National Association

7/12/2006	LONG ISLAND POWER AUTHORITY	532,730,000	5,000,000

Morgan Stanley, Citigroup Global Markets Inc., Goldman Sachs & Co., Lehman Brothers Inc., UBS Securities LLC,

A.G. Edwards & Sons, Inc., Banc of America Securities LLC,  First Albany Capital Inc., First Southwest Company, J.P. Morgan Securities Inc.,  Loop Capital, Merrill Lynch & Co.,  Ramirez & Co. Inc., RBC Capital Markets, Roosevelt & Cross, Inc., Siebert Brandford Shank & Co., Wachovia Bank, National Association

BLACKROCK Muni NY Intermediate Duration, Inc.

           FILE #811-21346

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
8/2/2006	COMMONWEALTH OF PUERTO RICO	835,650,000	1,000,000

Morgan Stanley, Goldman

Sachs & Co., Banc of America Securities LLC, Citigroup Global Markets Inc.,  J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co.,  Popular Securities, Inc., Raymond James & Associates, Ramirez & Co. Inc., Wachovia Bank, National Association, UBS Securities LLC